Exhibit 99.1

Natus Medical to Acquire Alpine Biomed

- Acquisition Expands Neurology Product Lines and Adds Growth Opportunities

SAN CARLOS, Calif. (September 14, 2009) – Natus Medical Incorporated (Nasdaq:BABY) today announced that it has entered into an agreement to acquire Alpine Biomed Holdings Corp in a transaction that is expected to close today. Alpine Biomed, with corporate headquarters in Fountain Valley, California, is a leader in the development, manufacturing, and sales of devices for the diagnosis of neurological disorders. Alpine’s broad range of products includes advanced electromyography systems for the diagnoses of peripheral nervous system dysfunctions as well as devices for routine EEG and long term epilepsy monitoring. Water Street Healthcare Partners, a leading private equity firm focused exclusively on the healthcare industry, was the majority stockholder of Alpine Biomed.

Alpine Biomed has three neurology product divisions: diagnostic neurology devices under the Dantec brand, located in Copenhagen, Denmark; spike and seizure detection software applications and associated devices under the Stellate brand, located in Montreal, Canada; and neurology disposable products and accessories sold through the Alpine Biomed brand. These products are sold in the United States and in more than fifty countries around the globe.

Natus acquired all outstanding shares of Alpine Biomed capital stock for $43.2 million in cash, exclusive of direct costs of the acquisition. Alpine reported revenue of approximately $35 million in the twelve months ended June 30, 2009 through the neurology product divisions acquired by Natus; however, due to cross selling of Alpine and Natus products, Natus believes that third-party revenue was approximately $33 million during the period. Natus believes the acquisition will be accretive to earnings in the fourth quarter of 2009, exclusive of potential restructuring and other one-time charges.

“This acquisition affirms our position as the world-wide market leader in neurology,” said Jim Hawkins, President and Chief Executive Officer of Natus. “Approximately two-thirds of Alpine’s revenue is from outside the United States, and Alpine is the market leader in electromyography diagnostics, or EMG, in Europe with its well established Keypoint product line.”

“In addition, we believe this acquisition signals that our business model that combines internal growth and accretive acquisitions is back on track. We anticipate that in 2010 we will return to the revenue and earnings growth that we achieved prior to the worldwide economic slowdown that started in the fourth quarter of 2008,” said Hawkins.

“We plan to leverage our combined direct sales channels in the United States and Canada and provide new distribution for Stellate and Alpine products through the Natus international distribution organization, which operates in over 100 countries,” added Hawkins.

“It is a testament to our success in building Alpine Biomed into a leading provider of specialty diagnostic devices that Natus acquired our neurodiagnostic business,” said John Arnott, President and CEO of Alpine Biomed. “Together with Water Street, we created and executed a two-year strategic growth plan that has greatly enhanced Alpine Biomed’s products and the markets we serve. Alpine’s family of neurodiagnostic devices will benefit greatly from Natus’ industry leadership position.”

Natus funded the acquisition through available cash.

Financial Guidance

Natus intends to release its 2009 third quarter financial results on or about October 30, 2009, and will host a conference call the day of the release to discuss those results, the Alpine acquisition, and provide 2010 annual revenue and earnings guidance.

About Alpine Biomed

Alpine Biomed is a global leader in specialty diagnostic devices for the neurology clinical market. On September 4, 2009 it spun off its gastrodiagnostic business in a merger with Sierra Scientific Instruments, LLC, creating a leading provider of specialty diagnostic devices for the gastroenterology market. Natus was not involved in that transaction. For more information about Alpine Biomed, visit www.alpinebiomed.com. For more information about Sierra Scientific, visit www.sierrainst.com.

About Water Street Healthcare Partners

Water Street Healthcare Partners is a leading private equity firm focused exclusively on healthcare. With more than $1 billion of capital under management, Water Street is one of the most active investors in the healthcare industry. The firm has a strong record of building market-leading companies across key growth sectors in healthcare. It has partnered with some of the world’s leading health care companies on its investments including Johnson & Johnson, Medtronic, and Smith & Nephew. Water Street’s team is comprised of industry executives and private equity professionals with decades of experience investing in and operating global healthcare businesses. The firm is headquartered in Chicago. For more information about Water Street, visit www.wshp.com.

About Natus Medical

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

Cautionary Information Regarding Forward-Looking Statements - Natus

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the acquisition being immediately accretive to Natus’ earnings, Natus’ anticipation of returning to revenue and earnings growth as was the case prior to the economic slowdown that commenced in the fourth quarter of 2008, and Natus operational plans for Alpine Biomed in the future. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. The future results of Natus could differ materially due to a number of factors, including the effects of competition, challenges incurred in integrating acquired companies, the demand for products and services, the ability to expand sales in international markets, the ability to maintain current sales levels in a mature domestic market, the ability to control costs, and risks associated with bringing new products to market. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2008, and its subsequent quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com